Exhibit 99.2

CONSENT OF STEVEN P. JOBS

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by The Walt Disney Company (“Disney”) with the Securities and Exchange Commission on February 17, 2006, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Disney, effective upon completion of the merger as described in the Registration Statement.

/s/    STEVEN P. JOBS

Name: Steven P. Jobs

Date: February 16, 2006